Exhibit No. 99.1

TRUSTEE STATEMENT OF COMPLIANCE

I, David J. Kolibachuk, acting on behalf of U.S. Bank Trust National Association (the “Trustee”), hereby certify that the Trustee has fulfilled its obligations as successor trustee under the trust agreement, dated March 25, 1999, between Corporate Asset Backed Corporation, as depositor, and the prior trustee, with respect to the CABCO Trust for J.C. Penney Debentures during the period from January 1, 2016 to December 31, 2016.

Date: February 24, 2017

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of

CABCO Trust for J.C. Penney Debentures

By:	/s/ David J. Kolibachuk
Name:	David J. Kolibachuk
Title:	Vice President